Exhibit 10.20

3913 Todd Lane, Suite 307

Austin, TX 78744

February 11th, 2021

Dear Kamran,

Monogram Orthopaedics Inc. (the “Company”) is pleased to offer you employment as Vice President of Engineering of the Company, commencing on Monday, April 5th, 2021 (the “Commencement Date”). This letter sets forth specific terms of your employment.

1.Duties. In this capacity, you will perform duties and responsibilities that are reasonable and consistent with such position and as may be assigned to you from time to time by management. At this time, you will report directly to Benjamin Sexson, CEO. Such duties and responsibilities may include, by way of non-limiting example, support with the development, commercialization, socialization, and management of the Company’s implants and robotic and software system architectures. Your responsibilities will include employee supervision and may consist of travel when necessary. You agree to devote your full business time, attention, and best efforts to the performance of your duties and the furtherance of the Company’s interests.

2.Base Salary. In consideration of your services, you will be paid $225,000 per year, payable according to the Company’s standard payroll practices and subject to all withholdings and deductions as required by law. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.

3.Bonus. In addition to your base salary, you may be eligible to receive an annual discretionary bonus of up to 10% of your base salary at the Company’s absolute discretion. Any bonus paid will be at the discretion of Management or the Board of Directors. The bonus will be contingent on both your and the Company’s performance.

4.Signing Bonus. You will be eligible for a signing bonus of $110,000 payable within one pay period of relocating to Austin, TX. Your signing bonus is contingent on your relocation on or before May 15th, 2021. If you voluntarily terminate your employment prior to your second (2) year anniversary date, you agree to return the prorated amount. Repayment of this sign-on amount does not apply in the event of involuntary separation. This payment is subject to all applicable tax withholdings.

5.Eligible Moving Expenses. To support your relocation to the Austin Area, we will reimburse you for household and family moving expenses up to $15,000. Expenses will be reimbursed based upon submission of actual receipts and be subject to any applicable tax withholding. If you voluntarily terminate your employment prior to your second (2) year anniversary date, you agree to return the prorated amount. Repayment of this sign-on amount does not apply in the event of involuntary separation. This payment is subject to all applicable tax withholdings.

3913 Todd Lane, Suite 307, Austin, TX 78744

6.FDA Approval Bonus. You will be eligible for an FDA Approval Bonus of $250,000 payable within six pay periods of Monogram obtaining FDA approval for the robotic system for any orthopedic application.

7.Equity Grant. In consideration of your services, you will be granted 150,000 options at a strike price of $6.27. The vesting schedule shall be as follows; 25% of the Shares shall vest and become exercisable on the first anniversary of the Vesting Commencement Date; provided that the Optionee continues to have a Service Relationship with the Company at such time. Thereafter, the remaining 75% of the Shares shall vest and become exercisable in twelve equal 6-month installments over the six-year period following the first anniversary of the Vesting Commencement Date, provided the Optionee continues to have a Service Relationship with the Company on each vesting date.

Notwithstanding anything in the Agreement or the Plan to the contrary, in the case of a Sale Event (as defined in the Plan), any Shares that have not as yet vested under this Stock Option as of the time of the Sale Event shall vest and become exercisable immediately upon the consummation of such Sale Event.

8.Employee Benefits. As a full-time employee of the Company, you will be eligible to participate in all benefit programs generally available to the Company’s full-time employees, consistent with specific eligibility and contribution requirements. You will be eligible for four weeks of paid vacation each calendar year. Any such vacation shall be taken at such times as you elect, subject to reasonable advance notice to management.

9.Location. Your place of employment shall be 3913 Todd Lane, Suite 307, Austin, TX 78744. You agree to reasonably work full time at our offices in Austin starting on or before May 15th, 2021.

10.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

11.Contingent Offer. The Company reserves the right to conduct background and/or reference checks on all prospective employees. Your job offer is contingent upon clearance of such background and/or reference check as applicable. This offer will be withdrawn if any of the above conditions are not satisfied.

12.Company Policies and Additional Agreements. As an employee of the Company, you will be expected to abide by and adhere to the Company’s rules and standards. As a condition of your employment, you will be subject to all applicable employment and other policies of the Company. You will also agree to execute any additional agreements required by the Company at the start of your employment. You further agree that at all times during your employment (and afterwards as applicable), you will be bound by, and will fully comply with, these additional agreements.

3913 Todd Lane, Suite 307, Austin, TX 78744

13.Continuing Obligations. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company.

14.Assignment of Inventions and Restrictive Covenant Agreement. Prior to or promptly following commencement of your employment you will be required to execute and deliver to the Company an Assignment of Inventions and Restrictive Covenant Agreement.

15.Entire Agreement. This letter and other accompanying documents supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This offer letter and the terms of your employment shall be governed by the law of the State of Texas. This Agreement shall terminate, without notice, (i) upon the institution of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Monogram’s debts, (ii) upon Monogram making an assignment for the benefit of creditors, or (iii) upon Monogram’s dissolution or ceasing to do business. By your signature below you submit to the jurisdiction of the state and federal courts located in the Southern District of Fort Worth for purposes of the resolution of any dispute arising out of or in connection with this Agreement. No amendment of any provision of this offer shall be effective unless in writing and signed by you and the Company.

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3913 Todd Lane, Suite 307, Austin, TX 78744

If you wish to accept this offer, please sign and date below. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer will expire as of Friday, February 12th, 2021, at midnight eastern time if not accepted.

Your acceptance of this offer and the above terms can be acknowledged by your signature below and forwarding a scanned copy to me at [EMAIL].

Congratulations, Kamran. I look forward to working with you and to the contributions you will make to Monogram Orthopaedics!

Very truly yours,

/s/ Benjamin Sexson
Name: Benjamin Sexson
Title: CEO
Date: February 11th, 2021

ACCEPTED AND AGREED:

/s/ Kamran Shamaei
Kamran Shamaei
Date: 2/11/2021

3913 Todd Lane, Suite 307, Austin, TX 78744